EXHIBIT 99.1
Denver, Colorado — December 12, 2005: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) today announced that UPC Ireland B.V., following the approval by the Minister of Enterprise Trade and Employment last week, has completed the acquisition of NTL Ireland through its acquisition of MS Irish Cable Holdings B.V. NTL Ireland was subsequently contributed to UPC Broadband, our primary European borrower group.
NTL Ireland is the largest cable operator in the Republic of Ireland, offering cable television and broadband services to residential customers and managed network services to corporate customers. At September 30, 2005, NTL Ireland had approximately 375,100 revenue generating units (“RGUs”) including 358,700 video RGUs and 16,400 broadband Internet RGUs. In the Republic of Ireland Liberty Global also owns cable operator Chorus, which served 201,100 RGUs at September 30, 2005.
About Liberty Global, Inc.
Liberty Global owns interests in broadband distribution and content companies operating outside the continental United States, principally in Europe, Asia, and the Americas. Through its subsidiaries and affiliates, Liberty Global is the largest broadband cable operator outside the U.S. in terms of subscribers. Based on the Company’s consolidated operating statistics at September 30, 2005 (other than NTL Ireland which, at September 30, 2005, we consolidated but did not control), Liberty Global’s networks passed approximately 23.6 million homes and served approximately 15.2 million revenue generating units, including approximately 10.7 million video subscribers, 2.6 million broadband Internet subscribers and 1.9 million telephone subscribers
Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including NTL Ireland’s ability to continue financial and operational growth at historic levels, the Company’s ability to successfully operate and integrate the NTL Ireland system, continued use by subscribers and potential subscribers of the NTL Ireland services, and the Company’s ability to achieve expected operational efficiencies and economies of scale. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Bert Holtkamp
Investor Relations — Denver	Corporate Communications — Europe
(303) 220-6693	+31 20 778 9447